Exhibit 10(aa)










                       EMPLOYMENT AGREEMENT


                                by

                               and

                             between


                   SIMMONS OUTDOOR CORPORATION


                               and


                        LARRY W. BRIDGMAN


                              dated


                          March 1, 1996










         This EMPLOYMENT AGREEMENT (the "Agreement") made as of
March 1, 1996, by and between SIMMONS OUTDOOR CORPORATION, a
Delaware corporation (the "Company"), located at 2120 Killearney
Way, Tallahassee, Florida 32308, and LARRY W. BRIDGMAN
("Employee").



                            ARTICLE I

                      TERMINATION AND WAIVER


         The parties hereto hereby acknowledge and agree that, upon the execution and delivery of this Agreement, any and all previous agreements between the Company and Employee relating to Employee's employment with the Company (the "Prior Agreements"), shall be and hereby are terminated and superseded, and this Agreement supersedes and replaces all prior Agreements in all respects. Each of the parties hereto releases the other party from any and all liabilities or obligations arising under or relating to the Prior Agreements, and each of the parties hereto waives any breach or default by the other party under the Prior Agreements occurring prior to the date hereof.



                            ARTICLE II

                            EMPLOYMENT


         Section 2.1 Employment. The Company shall employ Employee, and Employee shall serve at the Company's direction, initially as President of the Company, subject to the right of the Company to change the position and duties of Employee, during the Employment Term (as defined in Section 2.2). The Employee shall perform such services primarily at the Company's principal place of business.

         Section 2.2 Term. The initial term of Employee's employment under Section 2.1 of this Agreement (the "Employment Term") shall commence on March 1, 1996 and shall be a period of one
(1) year, unless sooner terminated pursuant to the provisions of
Article V, and will automatically be extended one day for each day worked until the Employee's 64th birthday.

         Section 2.3 Employee Responsibilities. Employee agrees to perform the responsibilities of his position to the best of his ability. In the discharge of his duties on behalf of the Company, Employee shall be subject to the direction of the Chief Executive Officer of Blount International, Inc. or his designee. Any change in Employee's position, duties or place of employment shall not affect the provisions of this Agreement unless the Employee and Company mutually agree in writing to modify the Agreement.



                           ARTICLE III

                           COMPENSATION


         Section 3.1 Base Salary. During the Employment Term, the Company shall pay to Employee, in installments in accordance with the Company's regular payroll practices, a salary of not less than $161,250.00 per annum (the "Salary").

         Section 3.2 Incentive Compensation. Employee will participate in the company's Management Incentive Plan with an annual target bonus of 45% of base salary. Participation in any long term incentive plan, including stock options, will be provided on the same basis as other similarly situated employees reporting to the Chief Executive Officer of Blount International, Inc.



                            ARTICLE IV

                       ADDITIONAL BENEFITS


         Section 4.1  Vacation.  During the Employment Term,
Employee will be entitled to paid vacation and sick leave in accordance with the Company's regular policies as applicable to management personnel.

         Section 4.2 Benefit Plans. During the Employment Term, Employee will be entitled to participate, on a basis comparable to that on which other management personnel of the Company participate, in any insurance, medical, disability or similar plan and in any pension plan, savings plan or other benefit plan provided by the Company, or established hereafter for the benefit generally of the employees of the Company, including management employees. In addition, Employee shall be entitled to participate in the Exec-U-Care Plan.

         The Company will provide membership dues reimbursement for the Golden Eagle Country Club. Employee will be provided an automobile and the Company will pay all covered insurance, maintenance, fuel, oil and related operational expenses for such automobile all in accordance with Company policy. Employee will be provided an annual physical examination and a financial/tax consultant for personal financial and tax planning.



                            ARTICLE V

                    TERMINATION OF EMPLOYMENT


         Section 5.1 Termination Date. The "Termination Date" for Employee's employment with the Company shall be the earliest of:

         (a) the date upon which the Company has given notice pursuant to Section 5.2 of this Agreement if Employee's employment with the Company is terminated by the Company for cause;

         (b) the last day of the month in which Employee has died;

         (c)  the date selected by Employee pursuant to Section
5.3 of this Agreement; or

         (d) the date upon which the Company has given notice pursuant to Section 5.5 of this Agreement if Employee's employment with the Company is terminated by the Company for disability;

         (e) the date upon which the Company has given notice to Employee if Employee's employment is terminated for any reason not specified in subsection (a) through (d) of this section.

         Section 5.2 Termination For Cause. For the purposes of this Agreement, "cause" shall be defined as any of the following acts by Employee: (a) embezzlement or misappropriation of Company funds; (b) fraud against, or disloyalty to, the Company; (c) intentional or reckless misconduct resulting in material injury or damage to the Company; (d) competition with the Company; (e) willful disclosure of trade secrets; (f) a breach or threatened breach of this Agreement for a period of thirty (30) days after written notice by the Company to the Employee of such breach and the failure of the Employee to cure such breach within such period; or (g) willful refusal to carry out the policies and directives of the Chief Executive Officer of Blount International, Inc. or his designee if said refusal persists for one (1) month after the Chief Executive Officer gives written notice to Employee requesting him to end such refusal. Upon termination for cause, the Company shall pay to Employee only that portion of Employee's Salary which has accrued to Employee to the date of termination but which has not been paid.

         Section 5.3 Termination By Employee. Employee shall have the right to terminate his employment with the Company at any time upon providing written notice to the Company sixty (60) days prior to the Termination Date selected by Employee, who shall be entitled to all benefits available to employees who are not terminated for cause; provided, however, that Employee shall not be entitled to such benefits, except for those provided by law, if any fact or circumstance exists which would allow the Company to terminate Employee for cause on the Notice Date (as defined in Section 8.1 of this Agreement).

         Section 5.4 Termination by Employer. The Employer shall have the right to terminate Employee's employment under this Agreement at any time during the Term (i) by giving a written Notice of Termination for cause, (ii) if Employee becomes Disabled,
(iii) upon Employee's death, or (iv) for any reason not set out in clauses (i) through (iii). If the Company terminates Employee's employment under this Agreement pursuant to any of clauses (i) through (iii) of this Section, the Company's obligations under this Agreement shall cease as of the date of termination; provided, however, that if Employee's employment terminates as a result of death or Disability, the benefits payable under this Agreement and the other benefit plans of the Company upon Employee's death or Disability shall be provided by the Company. If the Company terminates Employee during the Term of this Agreement pursuant to clause (iv) of this Section, Employee shall be entitled to receive severance payments, including benefits plus earned but unpaid incentive compensation, for the twelve consecutive months following termination. Each of the twelve payments will be equal to the monthly base salary Employee earned during the month immediately preceding termination.

         Section 5.5 Disability. The Company may terminate Employee's employment by giving notice of termination to Employee during a period of disability, but such termination shall not affect the right, if any, of Employee to payments under any long or short term disability plan in which Employee is a participant; provided, however, that the Company may offset any salary amounts payable to Employee by the amount of any long or short term benefits provided pursuant to a Company-sponsored plan or from Company that Employee receives before the Termination Date. Notwithstanding the foregoing, if the Company seeks to terminate Employee because he is disabled, it shall first secure, and Employee shall cooperate in securing, a competent medical opinion regarding such termination. For purposes of this Agreement, Employee shall be considered "disabled" if, due to physical or mental impairment, he is unable to perform his duties hereunder for a continuous period of sixty (60) days.



                            ARTICLE VI

                      COVENANTS OF EMPLOYEE


         Section 6.1. Non-Competition. During the term of this Agreement and for a period of two (2) years following termination of Employee's employment with the Company, Employee shall not, anywhere in the United States of America, Canada or Mexico, engage in any business that is competitive to the Company (the "Business"), for his own account, or enter the employ of, or render any services to, any individual, corporation, partnership, firm, joint venture, association, joint stock company, trust, unincorporated organization, governmental or regulatory body or other entity (a "Person"), engaged in the Business (other than the Company), or become affiliated with any Person engaged in the Business (other than the Company) in any capacity, including, without limitation, as an individual, partner, shareholder, officer, director, principal, agent, trustee, lender or a consultant; provided, however, that Employee may own, directly or indirectly, solely as an investment, securities of any Person (other than the Company) engaged in the Business traded on any national securities exchange or over-the- counter exchange if Employee is not a controlling person of or a member of a group which controls, such Person, and Employee does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

         Section 6.2 Non-Solicitation. During the term of this Agreement and for a period of three (3) years following termination of Employee's employment with the Company, Employee shall not hire or solicit any employees of the Company or any Person that controls, is controlled by, or is under common control with the Company (an "Affiliate"), to work for any other Person then in competition with the Company or Blount International, Inc.'s manufacturing companies, or, directly or indirectly, solicit or attempt in any manner to persuade or influence any present, future or prospective customer or client of the Company or Blount International, Inc. or to divert his or its purchases of products from the Company or Blount International, Inc. or to any Person then in competition with the Company or Blount International, Inc.

         Section 6.3  Confidentiality.  During the Employment
Term, and for all times thereafter, Employee shall not, directly or indirectly, make known, divulge, furnish or reveal to any Person any documents or information concerning trade secrets and other proprietary and confidential business information, including, but not limited to, formulae, patterns, devices, secret inventions, processes, unique business methods, sales, pricing techniques, operating and production costs, distribution networks and contacts, operating techniques and practices, corporate financial information, customer requirements, customer and supplier lists, customer locations and purchase histories, and financial data and other confidential matters relating to the Company, any Affiliate of the Company, or any customer of the Company (the "Confidential Information"), or any knowledge of Confidential Information, except to the extent that the disclosure of such information can be shown to have been: (i) necessary to carry out Employee's employment responsibilities under this Agreement; (ii) previously known by the party to which it was furnished; (iii) in the public domain or otherwise available or known to the general public through no fault of Employee; (iv) lawfully acquired by the party to which it was furnished from other sources not bound by a confidentiality obligation with respect to such information; or (v) furnished to other persons by the Company, its agents or employees on a non-confidential basis; or (vi) independently developed by Employee's employees or agents who did not have access to such information; or
(vii) compelled by law or judicial or administrative process to be disclosed.

              Section 6.4 Acknowledgment and Agreement. Employee acknowledges and agrees that the geographical and temporal restrictions contained in this Agreement are reasonable and valid in all respects. Employee further acknowledges and agrees that the Confidential Information is secret and not known in the industry, has been developed by the Company through substantial expenditures of time, effort, and money, gives the Company an opportunity to obtain an advantage over competitors who do not know or use the Confidential Information, is a valuable, special and unique asset as to make it reasonable and necessary for the Company to protect and preserve its confidentiality and secrecy, and the disclosure of which would cause substantial injury and loss of profits and goodwill to the Company and the Company will be deprived of the benefit of its bargain unless the Confidential Information is protected. Employee warrants and represents that he has reviewed the covenants herein contained and will use his best efforts to honor them in every respect.



                           ARTICLE VII

                 RIGHTS AND REMEDIES UPON BREACH


         If Employee breaches or threatens to commit a breach of any of the provisions of this Agreement, the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is an addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity (including the right to recover damages):

              (a) the right and remedy to have this Agreement specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of this Agreement would cause irreparable harm to the Company and that money damages would not provide an adequate remedy to the Company;

              (b) the right and remedy to require Employee to account for and pay over to the Company all compensation, profits or other benefits derived or received by Employee or lost to the Company as a result of any actions constituting a breach of this Agreement;

              (c) the right to terminate Employee's employment for cause under Section 5.2 of this Agreement; and

              (d) the right to recover from Employee all costs of enforcing this Agreement, including, but not limited to, reasonable attorneys' and expert witness' fees and expenses, court or arbitration costs, and reporting fees.



                           ARTICLE VIII

                          MISCELLANEOUS


         Section 8.1 Notices. All notices, requests, demands, consents, and other communications, required or permitted hereunder, shall be in writing and shall be delivered personally or mailed by certified or registered mail (return receipt requested), postage prepaid, provided that any notice delivered by certified or registered mail shall also be delivered by facsimile at the time of such delivery. When such facsimile is sent, notices shall be deemed given upon dispatch of such facsimile. If the notice is delivered personally, it shall be deemed given when delivered. The date upon which notice is deemed given is herein referred to as the "Notice Date." All communications hereunder shall be delivered to the respective parties at the following addresses (or to such other person or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

              (a) If to the Company, Employee shall send notice in the manner specified above to Simmons Outdoor Corporation, c/o Blount International, Inc., 4520 Executive Park Drive, Montgomery, Alabama 36116 (Facsimile 334-271-8177) Attention: Chief Executive Officer.

              (b) If to Employee, the Company shall send notice in the manner outlined above to the home address set forth for Employee on the personnel records of the Company. (Facsimile 918-234-3455)

         Section 8.2 Assignment. This Agreement shall be binding upon and shall inure to the benefit of, and be enforceable by, all successors and assigns; provided, however, that this Agreement may not be assigned by either party, without the prior written consent of the other. In the event that the Company shall (with the consent of the Employee) assign or otherwise transfer or convey this Agreement, Employee shall continue to perform, on behalf of such successor transferee or assignee, the services required of Employee hereunder.

         Section 8.3 Dispute Resolution Procedure. Subject to the Company's rights under Article VII, if a dispute arises under this Agreement which cannot be resolved by the personnel directly involved, either party may invoke the dispute resolution procedure set forth in this Section 8.3 by giving written notice to the other party. The Company shall designate an executive officer or agent with appropriate authority to be its representative in negotiations relating to the dispute in any notice which it delivers to Employee and which invokes this dispute resolution procedure. Upon the receipt by the Company of notice from the Employee which invokes this dispute resolution procedure, the Company shall, within five
(5) business days, designate an executive officer with appropriate authority to be its representative. Employee and the executive officer designated by the Company shall, following whatever investigation each deems appropriate, promptly enter into discussions concerning the dispute. If the dispute is not resolved as a result of such discussions, then the parties agree that an attempt will be made to resolve the matter by a formal nonbinding mediation with an independent neutral mediator agreed to by the parties. If the parties cannot agree on the mediator within a period of thirty (30) days, then the Center for Public Resources in New York, New York shall be asked to select a mediator and the parties agree to be bound by this choice and to enter into a mediation procedure with that mediator. Upon commencement of the mediation process, the parties shall promptly through counsel communicate with respect to procedure and schedule for the conduct of the proceeding and for the exchange of documents and other information related to the dispute. The place of mediation shall be Atlanta, Georgia.

         Section 8.4 Arbitration. Inasmuch as Employee is a senior Executive of the Company whose responsibilities entail matters in interstate commerce, any and all disputes between the parties arising under this Agreement which are not resolved in accordance with the provisions of Section 8.3 above (subject to the Company's rights under Article VII), shall be conclusively determined by final and binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then obtaining by one or more arbitrators selected in accordance with such rules. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The place of arbitration shall be Atlanta, Georgia.

         Section 8.5 Applicable Law. This Agreement shall be construed under and governed by the laws of the State of Florida.


         Section 8.6 Severability. In case any one or more of the provisions of this Agreement shall be found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

         Section 8.7 Entire Agreement. This Agreement represents the entire agreement between the parties and may be amended, modified, or superseded only by a written agreement signed by both of the parties.

         Section 8.8  Counterparts.  This Agreement may be
executed simultaneously and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 8.9 Board Authority. All matters hereunder are committed to the discretion of the Board of Directors, which shall have final authority on the interpretation and application of this Agreement. In exercising its discretion, however, the Board of Directors will give every consideration to the interests of Employee as well as to those of the Company.

         Section 8.10. Inventions. Employee shall disclose fully to the Company any and all inventions which he shall conceive or make during his period of employment by the Company and all inventions which he shall conceive or make during the period of six months after the term of his employment with the Company that are in whole or in part the result of his work with the Company. Such disclosure is to be made promptly after the conception of each invention, and the inventions are to become and remain the property of the Company, whether or not patent applications are filed thereon. Upon request and at the expense of the Company, Employee is to make application through the patent lawyers of the Company for letters patent of the United States and any and all other countries at the discretion of the Company on such inventions and to assign all such applications to the Company or its order forthwith, all without additional payment during his period employment by the Company and for reasonable compensation for time actually spent by the employee at such work at the request of the Company after the termination of the employment. Employee is to give the Company and its lawyers all reasonable assistance in preparing and prosecuting such applications and, on request of the Company, to execute all papers and do all things that may be reasonably necessary to protect the right of the Company and vest in it or its assigns the inventions, applications, and letters patent herein contemplated.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
                                      SIMMONS OUTDOOR CORPORATION


                             By__________________________________
                                 Its   Chairman of the Board



                               __________________________________
                                        LARRY W. BRIDGMAN